QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Granite City Food & Brewery Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1883639 (I.R.S. Employer Identification No.)
5831 Cedar Lake Road St. Louis Park, Minnesota 55416 (Address, including Zip Code, of Principal Executive Offices)
GRANITE CITY FOOD & BREWERY LTD. 2002 EQUITY INCENTIVE PLAN (Full Title of the Plan)

STEVEN J. WAGENHEIM
President and Chief Executive Officer
Granite City Food & Brewery Ltd.
5831 Cedar Lake Road
St. Louis Park, Minnesota 55416
(952) 525-2070
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	Copies to: AVRON L. GORDON, ESQ. BRETT D. ANDERSON, ESQ. Briggs and Morgan, P.A. 2400 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 334-8400 (phone) (612) 334-8650 (fax)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan
Options to purchase common stock	80,000	N/A	N/A	N/A

Common stock (par value $0.01 per share)	80,000	$2.45	$196,000	$15.86

(1)
This registration statement also covers any additional shares of common stock which become issuable under the Granite City Food & Brewery Ltd. 2002 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on April 25, 2003, as reported by The Nasdaq SmallCap Market.

REGISTRATION OF ADDITIONAL SHARES

        This Registration Statement is being filed by Granite City Food & Brewery Ltd. (the "Company") pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 80,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), which will be issued pursuant to the Company's 2002 Equity Incentive Plan (the "Plan"). A total of 600,000 shares of Common Stock issuable under the Plan have been previously registered pursuant to the Company's Form S-8 Registration Statement filed with the SEC on September 20, 2002 (File No. 333-99877), and the information contained therein is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

  •
  Annual Report on Form 10-KSB for the fiscal year ended December 29, 2002; and

  •
  Description of our units, common stock and Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 0-29643) filed on March 19, 2001.

Item 8. Exhibits.

        See "Exhibit Index."

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis Park, State of Minnesota, on the 30th day of April, 2003.

GRANITE CITY FOOD & BREWERY LTD.
By	/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Wagenheim and Monica A. Underwood, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2003
/s/ MONICA A. UNDERWOOD Monica A. Underwood	Interim Chief Financial Officer and Corporate Controller (Principal Accounting Officer and Principal Financial Officer)	April 30, 2003
/s/ WILLIAM E. BURDICK William E. Burdick	Chairman of the Board, Brewmaster and Director	April 30, 2003
Arthur E. Pew III	Director
/s/ JAMES G. GILBERTSON James G. Gilbertson	Director	April 30, 2003
/s/ BRUCE H. SENSKE Bruce H. Senske	Director	April 30, 2003

/s/ EUGENE E. MCGOWAN Eugene E. McGowan	Director	April 30, 2003
/s/ STEVE T. KIRBY Steve T. Kirby	Director	April 30, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 13, 2002 (File No. 0-29643)).
4.2	By-laws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on December 22, 1999 (File No. 333-93459)).
4.3	Specimen common stock certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 0-29643)).
4.4	Form of Warrant Agreement (including specimen Class A Warrant certificate) (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 0-29643)).
4.5	Specimen unit certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 0-29643)).
5	Opinion of Briggs and Morgan, Professional Association.
23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).
23.2	Consent of Independent Certified Public Accountant.
24	Powers of Attorney (included on Signature Page).

QuickLinks

REGISTRATION OF ADDITIONAL SHARES
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX